Exhibit 99.1

Farmer Bros. Co. Names Isaac Johnston Treasurer & CFO

TORRANCE, Calif.--(GLOBE NEWSWIRE) — September 29, 2015--Farmer Bros. Co. (the “Company”) (NASDAQ: FARM), a national supplier of coffee, tea and culinary products, today announced the appointment of Isaac N. Johnston, Jr. as Treasurer and Chief Financial Officer, effective October 1, 2015.

Mr. Johnston brings to the Company a wealth of experience in the areas of finance, productivity, operations, supply chain, IT, procurement and sales operations. Mr. Johnston served as the Executive Vice President, CFO of Operations and Chief Transformation Officer at United Surgical Partners International, Inc., where he was instrumental in transforming the supply chain structure to a more cost competitive model. For over 25 years, Mr. Johnston served at PepsiCo, a leading global food and beverage company in several senior leadership roles, including as Senior Vice President of Company Wide Productivity and Advanced Research Commercialization at Frito-Lay North America, Senior Vice President of Procurement at PepsiCo, Senior Vice President Finance at Frito-Lay North America, and Chief Financial Officer of Frito-Lay Canada. Mr. Johnston graduated with a B.S. degree in Accounting from Oklahoma State University and was a certified public accountant in the State of Texas.

“Isaac brings an impressive depth of experience and track record of leadership success driving business critical initiatives within the food and beverage industry,” said Mike Keown, CEO and President of Farmer Bros. Co. “With Isaac leading our finance organization, I believe we will be well-positioned to meet our growth goals as we transition to this next phase in the Company’s history.”

The Company’s current Treasurer and CFO, Mark J. Nelson, will step down from the position due to family considerations relating to the Company’s headquarters relocation to Northlake, Texas. Mr. Nelson will remain with the Company for a period of time to assist with the transition process.

“During Mark’s tenure, he provided exceptional leadership throughout the organization,” said Mr. Keown.  “He played a critical role in successfully executing our turn-around strategy, strengthening the Company's finance and accounting functions, and ultimately helping drive the Company's return to profitability.  In addition, he was an integral team member in developing our corporate relocation plan and assisting in its execution to date.  We wish him continued success in his future endeavors,” Mr. Keown added.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, teas and culinary products. The Company's customers include restaurants, hotels, casinos, offices, quick service restaurants (“QSRs”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Currently headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Source: Farmer Bros. Co.
Mark Nelson
(310) 787-5241

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